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Exhibit (n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We have issued our report dated December 5, 2007, accompanying the financial statements of Fifth Street Mezzanine Partners III, L.P. as of September 30, 2007 and for the period February 15, 2007 (inception) through September 30, 2007, contained in the Registration Statement (No. 333-146743) and Prospectus on Pre-Effective Amendment No. 1 to Form N-2. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Independent Registered Public Accounting Firm."

/s/ GRANT THORNTON LLP New York, New York December 5, 2007

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM